Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Financial Results;
Introduces Project Springboard to Enhance Shareholder Value
Company reduces full-year sales and earnings outlook
•Company-wide third quarter sales decreased 26% driven by Hawthorne decline of 63% and U.S. Consumer decline of 14%
•Consumer POS climbed in May & June; year-to-date POS dollars down 5%
•Q3 GAAP EPS loss of $8.01 per share, includes pre-tax impairment and restructuring charges of $724 million; non-GAAP adjusted EPS of $1.98
•Company announces Project Springboard to strengthen the balance sheet, expand margins and improve free cash flow
•Management lowered its full-year sales guidance for U.S. Consumer to down 8 to 9 percent and full-year EPS to $4.00 to $4.20

MARYSVILLE, Ohio, August 3, 2022 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced its results for the third quarter ended July 2, 2022.

Sales for the period declined by 26 percent reflecting decreases in both major business segments. The Company reported a GAAP net loss per share of $8.01, which includes pre-tax impairment and restructuring charges of $724.2 million. Non-GAAP adjusted earnings per share, which is the basis of the Company’s guidance, was $1.98.

Separately, the Company announced Project Springboard, a cross-functional initiative to expand margins, improve cash flow and strengthen the balance sheet to provide a solid foundation for sustainable shareholder value creation.

“Behind a complicated story this quarter, we were pleased to see consumer engagement build as the weather improved and the season progressed,” said Jim Hagedorn, chairman and chief executive officer. “While consumer purchases are down 8 percent in units year-to-date, that performance is in line with the guidance we laid out at the beginning of the year. We are extremely encouraged that consumer purchases in May and June were at near-record levels, once again showing the resiliency of the category. Unfortunately, shipments to our retailer partners did not keep pace with consumer demand, as retailers in all channels took steps to lower their own inventory levels.
“The lower-than-expected sales in our U.S. Consumer segment, combined with continued pressure on Hawthorne sales due to oversupply issues in the cannabis industry, leave us unsatisfied with our financial results and with higher leverage than we want to maintain. That is why we have launched the business transformation effort we are calling Project Springboard, which includes a series of aggressive steps to return the business to an appropriate level of performance.
“The outcome of Project Springboard will lead to a set of detailed financial and incentive-related targets to ensure we are making substantive progress and holding ourselves accountable. We are committed to getting the business back on the right track, returning to an appropriate level of profitability in both segments.”

Third quarter details
For the quarter ended July 2, 2022, company-wide sales decreased 26 percent to $1.19 billion. U.S. Consumer segment sales declined 14 percent to $904.5 million from $1.05 billion. Hawthorne segment sales decreased 63 percent to $154.5 million compared with $421.9 million during the same period last year.

April - June 2022
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	(20)%	–%	6%	–%	(14)%
Hawthorne	(73)%	–%	6%	4%	(63)%
Other	(16)%	(4)%	10%	–%	(10)%
Total SMG	(34)%	–%	7%	1%	(26)%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales

GAAP and non-GAAP adjusted gross margin rates for the quarter were 19.9 percent and 25.5 percent, respectively. These compare to 30.7 percent and 30.8 percent, respectively, in the prior year. The declines were due primarily to unfavorable fixed cost leverage related to volume. Higher commodity costs and unfavorable distribution costs also negatively impacted gross margins in the quarter. Those pressures were partially offset by price increases and favorable segment mix due to the decline in the lower-margin Hawthorne segment.

SG&A decreased 30 percent to $135.8 million due to lower accruals for annual incentive compensation and cost reduction efforts.

Interest expense increased $9.1 million on a year-over-year basis to $31.0 million, driven by an increase in average borrowings. The Company’s debt-to-EBITDA ratio at the end of the quarter was 5.1 times.

“The recent amendment to our credit facility provides flexibility for leverage up to 6.5 times debt-to-EBITDA at our expected peak, but, clearly, we are taking aggressive steps to reduce leverage as quickly as possible,” said Cory Miller, executive vice president and chief financial officer. “We are committed to getting leverage back to our target of 3.5 times debt-to-EBITDA within 24 months. We intend to provide more details around these efforts in early November when we announce year-end earnings and discuss our initial outlook for fiscal 2023.”

GAAP loss from continuing operations was $443.9 million, or $8.01 per share, compared with prior year income of $229.8 million, or $4.00 per share. Those results include non-cash, pre-tax impairment charges of $632.4 million related to goodwill and certain intangible assets of the Hawthorne segment, as well as related inventory write-down charges of $45.9 million. It also includes restructuring charges of $40.7 million related to recent organizational changes. The Company anticipates additional restructuring charges related to network and organizational changes in the coming quarters. Non-GAAP adjusted earnings, which exclude impairment, restructuring, and other non-recurring items, were $110.4 million, or $1.98 per diluted share, compared with $228.6 million, or $3.98 per diluted share last year.

Year-to-date details
Company-wide sales for the first nine months of fiscal 2022 decreased 18 percent to $3.43 billion compared with $4.19 billion a year ago. Sales in the U.S. Consumer segment decreased 7 percent, to $2.63 billion. Hawthorne sales decreased 50 percent to $547.7 million.

October 2021 - June 2022
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	(14)%	–%	7%	–%	(7)%
Hawthorne	(57)%	–%	4%	3%	(50)%
Other	(9)%	(2)%	8%	–%	(3)%
Total SMG	(25)%	–%	6%	1%	(18)%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales

The GAAP gross margin rate on a year-to-date basis was 27.5 percent. The non-GAAP adjusted rate was 29.6 percent. These compare with 32.1 percent and 32.6 percent, respectively, last year. The reasons for the year-to-date decline are consistent with the factors that drove third quarter results.

SG&A was $494.6 million, a 15 percent decrease from 2021, driven by lower accruals for annual incentive compensation and cost-reduction efforts.

Interest expense increased $25.8 million to $83.1 million due to an increase in average borrowings.

GAAP loss from continuing operations was $217.5 million, or $3.91 per share, compared with income of $566.0 million, or $9.90 per share, in the prior year. Non-GAAP adjusted earnings, which exclude impairment, restructuring and other non-recurring items, were $343.3 million, or $6.11 per diluted share, compared with $573.1 million, or $10.04 per diluted share last year.

Full-year outlook
The Company lowered its full-year sales guidance in the U.S. Consumer segment due to lower-than-expected replenishment orders from retail partners. The Company now expects sales to decline 8 to 9 percent. The Company also expects further SG&A favorability and is now guiding full-year SG&A down 15 percent. As a result of these changes, the full-year adjusted EPS outlook is now expected to be $4.00 to $4.20.

“Our guidance in early June accounted for the reduction in May replenishment orders that we saw at our largest customers,” Miller said. “However, retail inventory reduction efforts have accelerated throughout June and July, driving a larger decline in our full-year sales expectation. The outlook for SG&A has improved from the previous guidance we communicated in June. The Project Springboard team achieved the initial cost savings target and identified additional opportunities to reduce spending across the business.”

Conference Call and Webcast Scheduled for 9 a.m. ET Today, August 3
The Company will discuss results during a webcast and conference call today at 9:00 a.m. ET. To participate in the conference call, please call 1-888-220-8451 (Confirmation Code: 2366358). A replay of the call can be heard by calling 1-888-203-1112. The replay will be available for 15 days. A live webcast of the call and the press release will be available on the Company’s investor relations website at http://investor.scotts.com. An archive of the press release and any accompanying information will remain available for at least a 12-month period.

About ScottsMiracle-Gro
With approximately $4.9 billion in sales, the Company is one of the world’s largest marketers of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows;
•Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;
•Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business;
•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•Certain of the Company’s products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;
•The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;
•In the event the Third Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expense absorption;

•Hagedorn Partnership, L.P. beneficially owns approximately 26% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Kelly Berry
Vice President
Investor Relations
(937) 578-1598

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	July 2, 2022	July 3, 2021	% Change	July 2, 2022	July 3, 2021	% Change
Net sales		$1,186.1	$1,609.7	(26)%	$3,430.4	$4,187.2	(18)%
Cost of sales		883.7	1,114.3		2,415.6	2,822.2
Cost of sales—impairment, restructuring and other		65.8	0.8		71.1	22.2
Gross profit		236.6	494.6	(52)%	943.7	1,342.8	(30)%
% of sales		19.9%	30.7%		27.5%	32.1%
Operating expenses:
Selling, general and administrative		135.8	194.1	(30)%	494.6	582.3	(15)%
Impairment, restructuring and other		658.4	0.5		660.2	3.7
Other (income) expense, net		4.9	(2.1)		(1.0)	(3.4)
Income (loss) from operations		(562.5)	302.1	(286)%	(210.1)	760.2	(128)%
% of sales		(47.4)%	18.8%		(6.1)%	18.2%
Equity in income of unconsolidated affiliates		(15.1)	(21.5)		(1.3)	(20.0)
Interest expense		31.0	21.9		83.1	57.3
Other non-operating income, net		(1.7)	(1.2)		(5.4)	(17.3)
Income (loss) from continuing operations before income taxes		(576.7)	302.9	(290)%	(286.5)	740.2	(139)%
Income tax expense (benefit) from continuing operations		(132.8)	73.1		(69.0)	174.2
Income (loss) from continuing operations		(443.9)	229.8	(293)%	(217.5)	566.0	(138)%
Loss from discontinued operations, net of tax		—	(3.9)		—	(4.7)
Net income (loss)		$(443.9)	$225.9		$(217.5)	$561.3
Net income attributable to noncontrolling interest		—	—		—	(0.9)
Net income (loss) attributable to controlling interest		$(443.9)	$225.9		$(217.5)	$560.4

Basic income (loss) per common share:	(1)
Income (loss) from continuing operations		$(8.01)	$4.12	(294)%	$(3.91)	$10.15	(139)%
Loss from discontinued operations		—	(0.07)		—	(0.09)
Net income (loss)		$(8.01)	$4.05		$(3.91)	$10.06

Diluted income (loss) per common share:	(2)
Income (loss) from continuing operations		$(8.01)	$4.00	(300)%	$(3.91)	$9.90	(139)%
Loss from discontinued operations		—	(0.06)		—	(0.09)
Net income (loss)		$(8.01)	$3.94		$(3.91)	$9.81

Common shares used in basic income (loss) per share calculation		55.4	55.8	(1)%	55.6	55.7	—%
Common shares and potential common shares used in diluted income (loss) per share calculation		55.4	57.4	(3)%	55.6	57.1	(3)%

Non-GAAP results:
Adjusted net income attributable to controlling interest from continuing operations	(3)	$110.4	$228.6	(52)%	$343.3	$573.1	(40)%
Adjusted diluted income per common share from continuing operations	(2) (3) (4)	$1.98	$3.98	(50)%	$6.11	$10.04	(39)%
Adjusted EBITDA	(3)	$209.6	$357.1	(41)%	$630.5	$911.7	(31)%
Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)
The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business in the United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other primarily consists of the Company’s consumer lawn and garden business outside the United States. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments.

The performance of each reportable segment is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Nine Months Ended
	July 2, 2022	July 3, 2021	% Change	July 2, 2022	July 3, 2021	% Change
Net Sales:
U.S. Consumer	$904.5	$1,046.2	(14)%	$2,626.7	$2,828.4	(7)%
Hawthorne	154.5	421.9	(63)%	547.7	1,095.1	(50)%
Other	127.1	141.6	(10)%	256.0	263.7	(3)%
Consolidated	$1,186.1	$1,609.7	(26)%	$3,430.4	$4,187.2	(18)%

Segment Profit (Non-GAAP):
U.S. Consumer	$181.1	$264.4	(32)%	$620.7	$745.6	(17)%
Hawthorne	4.1	51.9	(92)%	2.0	133.7	(99)%
Other	10.9	26.8	(59)%	22.7	44.4	(49)%
Total Segment Profit (Non-GAAP)	196.1	343.1	(43)%	645.4	923.7	(30)%
Corporate	(25.2)	(31.9)		(95.7)	(114.6)
Intangible asset amortization	(9.2)	(7.8)		(28.5)	(23.0)
Impairment, restructuring and other	(724.2)	(1.3)		(731.3)	(25.9)
Equity in income of unconsolidated affiliates	15.1	21.5		1.3	20.0
Interest expense	(31.0)	(21.9)		(83.1)	(57.3)
Other non-operating income, net	1.7	1.2		5.4	17.3
Income (loss) from continuing operations before income taxes (GAAP)	$(576.7)	$302.9	(290)%	$(286.5)	$740.2	(139)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	July 2, 2022	July 3, 2021	September 30, 2021

ASSETS
Current assets:
Cash and cash equivalents	$27.8	$58.3	$244.1
Accounts receivable, net	952.5	1,058.0	483.4
Inventories	1,407.6	962.8	1,126.6
Prepaid and other current assets	200.8	146.9	169.9
Total current assets	2,588.7	2,226.0	2,024.0
Investment in unconsolidated affiliates	208.3	224.5	207.0
Property, plant and equipment, net	625.2	582.6	622.2
Goodwill	254.7	547.1	605.2
Intangible assets, net	627.1	677.8	709.6
Other assets	689.7	363.1	632.0
Total assets	$4,993.7	$4,621.1	$4,800.0
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$322.0	$53.7	$57.8
Accounts payable	291.0	467.9	609.4
Other current liabilities	458.9	515.2	473.2
Total current liabilities	1,071.9	1,036.8	1,140.4
Long-term debt	3,155.6	2,132.0	2,236.7
Other liabilities	348.1	329.9	409.6
Total liabilities	4,575.6	3,498.7	3,786.7
Equity	418.1	1,122.4	1,013.3
Total liabilities and equity	$4,993.7	$4,621.1	$4,800.0

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Three Months Ended July 2, 2022			Three Months Ended July 3, 2021
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross profit	$236.6	$(65.8)	$302.5	$494.6	$—	$(0.8)	$495.4
Gross profit as a % of sales	19.9%		25.5%	30.7%			30.8%
Income (loss) from operations	(562.5)	(724.2)	161.7	302.1	—	(1.3)	303.4
Income (loss) from operations as a % of sales	(47.4)%		13.6%	18.8%			18.8%
Income (loss) from continuing operations before income taxes	(576.7)	(724.2)	147.5	302.9	—	(1.3)	304.2
Income tax expense (benefit) from continuing operations	(132.8)	(169.8)	37.1	73.1	—	(2.5)	75.6
Income (loss) from continuing operations	(443.9)	(554.4)	110.4	229.8	—	1.2	228.6
Net income (loss) attributable to controlling interest	(443.9)	(554.4)	110.4	225.9	(3.9)	1.2	228.6
Diluted income (loss) per common share from continuing operations	(8.01)		1.98	4.00	—	0.02	3.98
Common shares and potential common shares used in diluted income (loss) per share calculation (4)	55.4		55.8	57.4			57.4

Calculation of Adjusted EBITDA (3):	Three Months Ended July 2, 2022	Three Months Ended July 3, 2021
Net income (loss) (GAAP)	$(443.9)	$225.9
Income tax expense (benefit) from continuing operations	(132.8)	73.1
Income tax benefit from discontinued operations	—	(8.3)
Loss on contingent consideration from discontinued operations	—	12.2
Interest expense	31.0	21.9
Depreciation	17.9	15.7
Amortization	9.2	7.8
Impairment, restructuring and other charges from continuing operations	724.2	1.3
Interest income	(1.5)	(0.6)
Share-based compensation expense	5.5	8.1
Adjusted EBITDA (Non-GAAP)	$209.6	$357.1

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Nine Months Ended July 2, 2022			Nine Months Ended July 3, 2021
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non- Operating	Adjusted (Non- GAAP)
Gross profit	$943.7	$(71.1)	$1,014.8	$1,342.8	$—	$(22.2)	$—	$1,365.0
Gross profit as a % of sales	27.5%		29.6%	32.1%				32.6%
Income (loss) from operations	(210.1)	(731.3)	521.3	760.2	—	(25.9)	—	786.1
Income (loss) from operations as a % of sales	(6.1)%		15.2%	18.2%				18.8%
Income (loss) from continuing operations before income taxes	(286.5)	(731.3)	444.9	740.2	—	(25.9)	12.6	753.5
Income tax expense (benefit) from continuing operations	(69.0)	(170.5)	101.6	174.2	—	(8.3)	3.0	179.5
Income (loss) from continuing operations	(217.5)	(560.8)	343.3	566.0	—	(17.6)	9.6	574.0
Net income (loss) attributable to controlling interest	(217.5)	(560.8)	343.3	560.4	(4.7)	(17.6)	9.6	573.1
Diluted income (loss) per common share from continuing operations	(3.91)		6.11	9.90	—	(0.31)	0.17	10.04
Common shares and potential common shares used in diluted income (loss) per share calculation (4)	55.6		56.2	57.1				57.1

Calculation of Adjusted EBITDA (3):	Nine Months Ended July 2, 2022	Nine Months Ended July 3, 2021
Net income (loss) (GAAP)	$(217.5)	$561.3
Income tax expense (benefit) from continuing operations	(69.0)	174.2
Income tax benefit from discontinued operations	—	(7.4)
Loss on contingent consideration from discontinued operations	—	12.2
Interest expense	83.1	57.3
Depreciation	50.3	47.0
Amortization	28.5	23.0
Impairment, restructuring and other charges from continuing operations	731.3	25.9
Other non-operating income, net	—	(12.6)
Interest income	(4.8)	(3.2)
Share-based compensation expense	28.6	34.0
Adjusted EBITDA (Non-GAAP)	$630.5	$911.7

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic income (loss) per common share amounts are calculated by dividing income (loss) attributable to controlling interest from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.
(2)Diluted income (loss) per common share amounts are calculated by dividing income (loss) attributable to controlling interest from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.
(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these non-GAAP financial measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, determining incentive compensation and determining the amount of cash available for dividends and discretionary investments, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, certain other non-operating income / expense items and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted net income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 6.25 at July 2, 2022) and an interest coverage ratio (minimum of 3.00 for the twelve months ended July 2, 2022).

For the three and nine months ended July 2, 2022 , the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three and nine months ended July 2, 2022, the Company recognized non-cash, pre-tax goodwill and intangible asset impairment charges of $632.4 million related to its Hawthorne segment in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations, comprised of $522.4 million of goodwill impairment charges and $110.0 million of finite-lived intangible asset impairment charges. The tax impact of the impairment charges was a benefit of $138.0 million for the three and nine months ended July 2, 2022 and was recorded in the “Income tax expense (benefit) from continuing operations” line in the Condensed Consolidated Statements of Operations.
•During the three and nine months ended July 2, 2022, the Company incurred inventory write-down charges of $45.9 million in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with its decision to discontinue and exit the market for certain lighting products and brands.
•During the three and nine months ended July 2, 2022, the Company began implementing an expanded series of organizational changes and initiatives intended to create operational and management-level efficiencies. As part of this restructuring program, the Company is reducing the size of its supply chain network, reducing staffing levels and implementing other cost-reduction initiatives. During the three and nine months ended July 2, 2022, the Company incurred costs of $19.9 million and $25.2 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and $20.8 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations primarily related to employee termination benefits and impairment of property, plant and equipment associated with this restructuring initiative.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

For the three and nine months ended July 3, 2021, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three and nine months ended July 3, 2021, the Company incurred costs of $1.5 million and $22.5 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and incurred costs of $0.4 million and $3.6 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with the COVID-19 pandemic primarily related to premium pay.
•On December 31, 2020, pursuant to the terms of the Contribution and Unit Purchase Agreement between the Company and Alabama Farmers Cooperative, Inc. (“AFC”), the Company acquired a 50% equity interest in the Bonnie Plants business through a newly formed joint venture with AFC (“Bonnie Plants, LLC”) in exchange for cash payments of $102.3 million, forgiveness of the Company’s outstanding loan receivable with AFC and termination of the Company’s options to increase its economic interest in the Bonnie Plants business. The Company’s loan receivable with AFC, which was previously recognized in the “Other assets” line in the Condensed Consolidated Balance Sheets, had a carrying value of $66.4 million on December 31, 2020 and the Company recognized a gain of $12.5 million during the first quarter of fiscal 2021 to write-up the value of the loan to its closing date fair value in the “Other non-operating income, net” line in the Condensed Consolidated Statements of Operations. The Company’s interest in Bonnie Plants, LLC had an initial fair value of $202.9 million and is recorded in the “Investment in unconsolidated affiliates” line in the Condensed Consolidated Balance Sheets. The Company’s interest is accounted for using the equity method of accounting, with the Company’s proportionate share of Bonnie Plants, LLC earnings subsequent to December 31, 2020 reflected in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures
In this earnings release, the Company presents its outlook for fiscal 2022 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(4)Diluted average common shares used in the GAAP diluted loss per common share from continuing operations calculation for the three and nine months ended July 2, 2022 excluded dilutive potential Common Shares of 0.4 million and 0.6 million, respectively, because the effect of their inclusion would be anti-dilutive as the Company incurred a net loss for the three and nine months ended July 2, 2022. Diluted average common shares used in the non-GAAP adjusted diluted income per common share from continuing operations calculation for the three and nine months ended July 2, 2022 included dilutive potential Common Shares of 0.4 million and 0.6 million, respectively.